Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION

OF RONALD M. DYKES TO BOARD OF DIRECTORS

Boston, Massachusetts – March 21, 2007 – American Tower Corporation (NYSE: AMT) today announced that its Board of Directors has elected Ronald M. Dykes as a member of the Board, effective March 21, 2007.

Mr. Dykes brings over 34 years of telecommunications industry experience to the Company’s Board of Directors. Mr. Dykes is the former Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. In addition, from October 2000 through December 2005, Mr. Dykes served as a director of Cingular Wireless, most recently as Chairman of the Board.

“Ron will be a tremendous addition to our board, bringing both his deep understanding of the telecom industry and his Chief Financial Officer experience to the table,” said Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “Ron is a respected industry leader with an outstanding track record of accomplishments. We are truly excited to be working closely with him as we pursue our Company vision of serving our customers as the premier wireless communications infrastructure provider.”

“I am pleased to join the American Tower team,” said Mr. Dykes. “American Tower plays an important role in the wireless communications industry, and I look forward to contributing to the Company’s success as a member of the Board.”

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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